Exhibit 10.9

IMS Health Incorporated

Compliance Rules Under Section 409A of the Internal Revenue Code

(Including Global Amendment to Certain Outstanding

Restricted Stock Units and Long-Term Incentive Plan Awards)

Introduction

Section 409A of the Internal Revenue Code (“409A”) regulates deferred compensation, which it defines very broadly to include arrangements not usually considered to be deferred compensation.  This potentially can include Restricted Stock Units (“RSUs,” which includes any form of shares that are deliverable at a future date subject to a service requirement or performance conditions) and also can include awards under a long-term incentive plan.

Most RSUs granted by IMS Health Incorporated (the “Company”) under the 1998 Employees’ Stock Incentive Plan (the “1998 Plan”) and the 2000 Stock Incentive Plan (the “2000 Plan”) will not be affected by 409A in a way that participants will notice.  These awards will qualify under the 409A regulations’ “short-term deferral” rules, because in every circumstance these awards will be settled – that is, shares will be delivered to the participant – within a limited period of time after the “risk of forfeiture” lapses.  In simple terms, the “risk of forfeiture” under 409A means the risk that, if the participant voluntarily quits his or her employment, the RSUs will be forfeited.

Likewise, in most cases awards under the Company’s Long-Term Incentive Plan (“LTIP Awards”) will qualify as short-term deferrals, so that Section 409A compliance will not impose restrictions that a participant would view as significant.

Some RSUs and LTIP Awards, however, will not qualify under the short-term deferral rules, and therefore will be fully subject to the rules under 409A (these will be referred to here as “409A Awards”).  Failure to comply with the 409A rules could result in harsh income tax consequences for the participant, including treatment of the Awards as income to be taxed long before the RSUs or LTIP Awards are settled, with interest on any unpaid taxes and a 20% tax penalty.  States may impose similar taxes and penalties, too.

While it can be complicated to identify which RSUs and LTIP Awards are 409A Awards, the actual restrictions that apply to 409A Awards will affect them only in a few circumstances.  The effect in some cases may be to delay the distribution of shares in settlement of RSUs or shares or cash in settlement of an LTIP Award by six months, where a distribution is triggered by a termination of employment or service.  But, the 409A rules do not increase the risk that a participant will forfeit RSUs or LTIP Awards – the rules would simply to delay the distribution in settlement of the Award.

This document (the “409A Compliance Rules”) explains the rules and procedures to ensure compliance for 409A Awards.

When Will Plan Administrators Need to Apply Special 409A Compliance Rules?

Administratively, compliance with 409A for 409A Awards can be monitored based on the occurrence of specific triggering events:

•                  A participant’s termination of employment or service which does not result in forfeiture of RSUs or an LTIP Award

•                  A participant’s change to part-time employment or consultant status

•                  A Change in Control

During the life cycle of an award of RSUs or an LTIP Award, if these events do not occur, the Award generally can be administered in the same way as in the past, whether or not the RSUs or LTIP Award constitute a 409A Award.

Which RSUs and LTIP Awards are Deemed To Be 409A Awards?

RSUs are 409A Awards if the participant has made an election to defer settlement of the Award to a time after the year in which the RSUs vest.  Likewise, an election to defer a payout of shares under the LTIP would make that a 409 Award.  Elective deferrals are the most common case under which current RSUs and LTIP Awards will constitute 409A Awards.

In addition, RSUs and LTIP Awards may be 409A Awards if the Company were to provide special termination provisions in a given grant that allow the employee to retire or otherwise choose the time of termination without forfeiting the RSUs or LTIP Award, or where any other termination could occur but the RSUs or LTIP Award will remain outstanding until a settlement date beyond March 15 of the year following termination.  In the case of an LTIP Award, it might still qualify as a short-term deferral if, following termination of employment, the earning of the Award still requires a performance goal to be met.  These kinds of termination provisions are not part of the standard RSU or LTIP Award terms, and therefore apply in isolated cases (if at all).

What are the Effects of Being 409A Awards?

If RSUs or LTIP Awards are 409A Awards, the following restrictions will apply:

(1)           The “six-month delay rule”

•                  The six-month delay rule will apply to 409A Awards if these four conditions are met:

•                  The participant has a separation from service (within the meaning of Treasury Regulation § 1.409A-1(h))

•                  A distribution of shares is triggered by the separation from service (but not due to death)

•                  The Participant is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof).  The Company will determine status of “key employees” annually, under administrative procedures applicable to all Section 409A plans and arrangements

•                  The Company’s stock is publicly traded on an established securities market or otherwise.

•                  If it applies, the six-month delay rule will delay a distribution in settlement of 409A Awards triggered by separation from service where the distribution otherwise would be within six months after the separation from service

•                  Any delayed payment shall be made on the date six months after separation from service

•                  During the six-month delay period, accelerated distribution will be permitted in the event of the participant’s death and for no other reason (including no acceleration upon a Change in Control), except for very limited exceptions under the Section 409A regulations.  However, if a 409A Award was to be settled upon the earlier of a fixed date or a separation from service, and the fixed date fell within the six-month delay period, the 409A Award would be settled on the fixed date

•                  Any payment that is not triggered by a separation from service, or triggered by a separation from service but which would be made more than six months after separation (without applying this six-month delay rule), shall be unaffected by the six-month delay rule.  Each payment in a series of installments would be treated as a separate payment for this purpose.

•                  If the terms of a 409A Award agreement impose this six-month delay rule in circumstances in which it is not required for compliance with Section 409A, those terms shall not be given effect.

(2)           Change in Control Rule:

•                  Any distribution of 409A Awards triggered by a Change in Control will be made only if, in connection with the Change in Control, there occurs a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company as defined in Treasury Regulation § 1.409A-3(i)(5) (a “409A Change in Control”).

•                  Note:  Events constituting a Change in Control in most instances will also trigger a distribution under Section 409A, except an acquisition of Beneficial Ownership of 20% of the outstanding voting securities but less than 30% of the voting power likely would not trigger a distribution under 409A.

•                  In this case, settlement of the 409A Award shall occur within five business days after (i) the occurrence of a 409A Change in Control occurring at the time of or following the Change in Control or (ii) upon occurrence of the Change in Control occurring within 90 days after the 409A Change in Control, but only if the occurrence of the Change in Control is non-discretionary and objectively determinable at the time of the 409A Change in Control (in this case, the Participant shall have no influence on when during such 90-day period the settlement shall occur).

•                  Upon a Change in Control during the six-month delay period, no accelerated distribution applies (even if the events involve a 409A Change in Control) to a distribution delayed by application of the six-month delay rule.

•                  If a Change in Control occurs but settlement of a 409A Award does not occur under the preceding sentence, such 409A Award shall be settled at the earliest of (i) the earliest permitted time of settlement that would have applied in the absence of a Change in Control, (ii) occurrence of a 409A Change in Control, or (iii) your separation from service, subject to the six-month delay rule set forth above.

•                  In the event that any RSUs that constitute 409A Awards cannot be settled upon a Change in Control or immediately upon your separation from service after a Change in Control, you will have the right to elect to denominate such RSUs in cash (based on the then Fair Market Value of Shares) both at the time of the Change in Control and again upon separation from service following the Change in Control.  If you elect to denominate such 409A Awards in cash, the Company will adjust the cash payment to reflect the deferred settlement date by multiplying the cash amount by the product of the six-month CMT Treasury Bill annualized yield rate as published by the U.S. Treasury for the date on which the award was denominated in cash (or the most appropriate surrogate for such rate if such rate is not available) multiplied by a fraction, the numerator of which is the number of days from and including the date on which the award was denominated in cash until and including the date of payment of such award to Executive and the denominator of which is 365, and pay such adjusted amount at settlement.

(3)           Switch to part-time employment or consultant

•                  For purposes of any 409A Award, a “termination of employment” will occur only if it is a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h).  Thus, if a participant switches to part-time employment or becomes a consultant in connection with a termination of employment, such event will be deemed a termination of employment for purposes of 409A Awards if and only if it qualifies as a “separation from service” under the Treasury Regulation.

(4)           No acceleration by the Company.

•                  The settlement of 409A Awards may not be accelerated by the Company except to the extent permitted under Section 409A.

Any restriction imposed on 409A Awards under these 409A Compliance Rules or imposed on RSUs and LTIP Awards under the terms of other documents solely to ensure that a deferral of compensation as defined under Section 409A complies with applicable Section 409A requirements shall not be applied to an RSU or LTIP Award that is not a 409A Award.  If any mandatory term required for 409A Awards to avoid tax penalties under Section 409A is not otherwise explicitly provided under this document or other applicable documents, such term is hereby incorporated by reference and fully applicable as though set forth at length herein.

Global Amendment to Agreements and Documents Governing Restricted Stock Units and LTIP Awards

                This document (including the provisions above) shall be deemed a global amendment to RSU agreements and other documents relating to RSUs and to the terms of LTIP Awards under the LTIP, the 1998 Plan and the 2000 Plan granted on or before December 31, 2008 and which vested or will vest on or after January 1, 2005 and which remain outstanding after December 31, 2008.

                In addition, such Non-409A RSUs (excluding electively deferred Awards) are amended to provide that settlement shall occur within 15 days after the lapse of the substantial risk of forfeiture.  The requirements of Section 17(a)(vi) of the 1998 ESIP and Section 16(a)(vi) of the 2000 Plan, that the employee exercise no influence over the year in which settlement occurs if the 15-day period covers parts of two years, applies.  Other provisions of Section 17 of the 1998 Plan and Section 16 of the 2000 Plan, and the Long-Term Incentive Plan as amended and restated October 20, 2008, also apply to the outstanding RSUs and LTIP Awards.

Approved by:  The Human Resources Committee of the Board of Directors

Date: October 20, 2008